Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-222104, No. 333-223471, No. 333-233181, No. 333-241025, No. 333-258452, No. 333-263271, No. 333-270193, No. 333-277450) on Form S-8, and (No. 333-228320, No.333-232484, No. 333-263236, No. 333-263237) on Form S-3 of our report dated February 27, 2025, with respect to the consolidated financial statements of Rimini Street, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Santa Clara, California
February 27, 2025